SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                              eVISION USA.COM, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)



               Colorado                                       45-0411501
      ------------------------------                      -------------------
     (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                       Identification No.)


     1700 Lincoln Street, 32nd Floor
             Denver, Colorado                                   80203
   --------------------------------------                     ---------
  (Address of Principal Executive Offices)                    (Zip Code)


                        OPTIONS TO PURCHASE COMMON STOCK
                        --------------------------------
                            (Full title of the plans)

                                  Gary L. Cook
                         1700 Lincoln Street, 32nd Floor
                             Denver, Colorado 80203
                      -------------------------------------
                     (Name and address of agent for service)

                                 (303) 360-1700
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee

=======================================================================================================================
                                                   Proposed offering
                                                   price (option            Proposed maximum
Title of securities      Amount to                 exercise price)          aggregate offering       Amount of
To be registered         be registered             per unit                 price                    registration fee
-------------------      -------------             ------------------       ------------------       ----------------
Common Stock                250,000 shares         $      .20                  $    50,000               $   13.20
Common Stock                183,000 shares         $      .50                       91,500                   24.16
Common Stock                827,000 shares         $      .60                      496,200                  131.00
Common Stock                 55,000 shares         $      .70                       38,500                   10.16
Common Stock                246,000 shares         $      .75                      184,500                   48.71
Common Stock                 67,000 shares         $     2.80                      187,600                   49.53
Common Stock                330,000 shares         $     2.875                     948,750                  250.47
                         -----------------                                      ----------                --------
            Total         1,958,000 shares                                     $ 1,997,050               $  527.23
========================================================================================================================


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The required plan information is included in documents being maintained and delivered by eVision USA.Com, Inc. ("eVision"), as required by Rule 428(b)(1) of the Securities Act of 1933, as amended ("Securities Act").

Item 2.   Registrant Information and Employee Plan Annual Information.

     eVision shall provide a written statement to participants advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II of this registration statement and advising them that these documents are incorporated by reference into the
Section 10(a) prospectus. The statement will also indicate the availability, without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by eVision are incorporated into this registration statement by this reference:

     (1) eVision's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; and

     (2)  the   description   of  the  common   stock   contained  in  eVision's
          registration statement on Form 8-A dated April 18, 1989, that was filed under the Securities Exchange Act of 1934 ("Exchange Act").

     All documents filed by eVision pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing such documents.

Item 4.   Description of Securities.

     No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under
Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

     The statutes, charter provisions, bylaws, contracts or other arrangements under which any controlling persons, director or officer of eVision is insured or indemnified in any manner against liability which he may incur in his capacity as such are as follows:

     (a) Sections 7-109-102 to 7-109-110, inclusive, of the Colorado Business Corporation Act give Colorado corporations powers to indemnify their directors, officers, employees, fiduciaries and agents against liability incurred in any proceeding to which they are made parties by reason of being or having served in such capacities, subject to specified conditions and exclusions; to authorize the payment for or reimbursement of reasonable expenses incurred by such persons in such proceedings; to mandate indemnification of directors and officers who are successful on the merits; and to permit corporations to obtain directors' and officers' liability insurance.

     (b) Article XII of eVision's Articles of Incorporation, as amended, which is incorporated by reference as Exhibits 3.1 through 3.1(vii) to this registration statement, provides that eVision shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be included or to which he may be made a party by reason of his being or having been a director, officer, fiduciary or agent of eVision, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence, misconduct or breach of duty.

     (c) Article VI of the Restated Bylaws of eVision, which is incorporated by reference as Exhibit 3.2 to this registration statement, includes provisions requiring eVision to indemnify, with certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of eVision against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with eVision, that his conduct was in eVision's best interest, or (ii) in all other cases (except criminal cases) that his conduct was at least not opposed to eVision's best interest, or
(iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.   Exemption from Registration Claimed.

     No response is required to Item 7 due to the fact that restricted securities are not to be reoffered or resold pursuant to this registration statement.

Item 8.   Exhibits.

     The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.         Description and Method of Filing
-----------         --------------------------------
Exhibit 5.1         Opinion of Smith McCullough, P.C. on legality of stock
                      offered.
Exhibit 23.3        Consent of Deloitte & Touche LLP.
Exhibit 23.4        Consent of KPMG LLP.
Exhibit 23.5        Consent of Smith McCullough, P.C. (See Exhibit 5.1).

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

     (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) that for purposes of determining any liability under the Securities Act, each filing of eVision's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of eVision pursuant to the foregoing provisions, or otherwise, eVision has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by eVision of expenses incurred or paid by a director, officer or controlling person of eVision in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, eVision will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on February 7, 2000.

                                      eVISION USA.COM, INC.


                                      By: /s/ Fai H. Chan
                                         ---------------------------------------
                                           Fai H. Chan, President

                                      By:  /s/ Gary L. Cook
                                         ---------------------------------------
                                           Gary L. Cook, Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                 Date
---------                               -----                 ----

/s/  Fai H. Chan
---------------------------------       Director              February 7, 2000
Fai H. Chan

/s/ Robert H. Trapp
---------------------------------       Director              February 7, 2000
Robert H. Trapp


---------------------------------       Director              February _, 2000
Kwok J. Fong

/s/ Jeffrey M. Busch
---------------------------------       Director              February 7, 2000
Jeffrey M. Busch

/s/ Robert Jeffers, Jr.
---------------------------------       Director              February 7, 2000
Robert Jeffers, Jr.

/s/ Tony T. W. Chan
---------------------------------       Director              February 7, 2000
Tony T. W.  Chan

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